Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN INCOME FUND I-D
filed 1998-03-31
CIK 868680

                             AMERICAN INCOME FUND I












                            AMERICAN INCOME FUND I-D,

                       a Massachusetts Limited Partnership

                Annual Report to the Partners, December 31, 1997

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                   Page
                                                                   ----

SELECTED FINANCIAL DATA                                              2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                 3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors                                       9

Statement of Financial Position
at December 31, 1997 and 1996                                       10

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                11

Statement of Changes in Partners' Capital
for the years ended December 31, 1997, 1996 and 1995                12

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                13

Notes to the Financial Statements                                14-24

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                             25

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                             26

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                    27

                             SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For each of the five years in the period ended December 31, 1997:

    Summary of
    Operations              1997           1996           1995           1994            1993
------------------      ------------   ------------   ------------    ------------    ------------

Lease revenue           $  4,364,091   $  4,939,781   $  5,241,427    $  6,614,391    $  6,215,910

Net income (loss)       $  1,143,233   $    820,414   $   (750,100)   $   (367,325)   $    234,801

Per Unit:
   Net income (loss)    $       1.31   $       0.94   $      (0.86)   $      (0.42)   $       0.27

   Cash distributions   $       0.94   $       1.00   $       1.25    $       2.56    $       3.00

   Financial Position
   ------------------

Total assets            $ 14,869,863   $ 17,364,360   $ 14,975,028    $ 17,974,840    $ 24,607,500

Total long-term
obligations             $  5,334,349   $  7,780,603   $  5,303,736    $  6,225,806    $ 10,084,361

Partners' capital       $  9,191,217   $  9,090,975   $  9,143,742    $ 10,985,318    $ 13,590,169

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1997 compared to the year ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

      Certain statements in this annual report of American Income Fund I-D, a Massachusetts Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and successfully remarket the Partnership's equipment upon the expiration of such leases.

      The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Partnership.

OVERVIEW

      The Partnership was organized in 1991 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the nature of the Partnership's organization and its future business operations. See Note 8 to the accompanying financial statements.

RESULTS OF OPERATIONS

      For the year ended December 31, 1997, the Partnership recognized lease revenue of $4,364,091 compared to $4,939,781 and $5,241,427 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1995 to 1997 reflects the effects of primary lease term expirations and the sale of equipment. Partially offsetting the decrease from 1996 to 1997 was the receipt in 1997 of prepaid contractual rental obligations of $782,917 associated with the exchange of the Partnership's interest in a vessel (see discussion below) and an aircraft exchange which concluded in March 1996. As a result of the aircraft exchange, the Partnership replaced its ownership interest in a Boeing 747-SP aircraft (the "United Aircraft"), having aggregate quarterly lease revenues of $257,420, with interests in six other aircraft (three Boeing 737 aircraft leased by Southwest Airlines, Inc., two McDonnell Douglas MD-82 aircraft leased by Finnair OY and one McDonnell Douglas MD-87 aircraft leased by Reno Air, Inc.), having aggregate quarterly lease revenues of $395,394. The Southwest Aircraft were exchanged into the Partnership in 1995 while the Finnair Aircraft and the Reno Aircraft were exchanged into the Partnership on March 25 and March 26, 1996, respectively (see further discussion below). Accordingly, 1997 was the first year the Partnership recognized a full years revenue related to its interest in all six of these aircraft.

      The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

      Interest income for the year ended December 31, 1997 was $134,242 compared to $127,420 and $53,447 for the years ended December 31, 1996 and 1995, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1997 included $17,719 earned on a note receivable from Semele Group, Inc. (formerly Banyan Strategic Land Fund II) ("Semele") (see Note 4 to the financial statements herein). In 1996, the Partnership earned interest income of $54,300 on cash held in a special-purpose escrow account in connection with the aircraft exchange transactions. During 1996 and 1995, the Partnership also earned interest income of $18,511 and $25,788, respectively, on a note receivable from EFG resulting from a settlement with ICCU Containers S.p.A. (see
Note 5 to the financial statements herein). The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue, and the proceeds from equipment sales.

      During the year ended December 31, 1997, the Partnership sold equipment having a net book value of $306,741 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $512,239 compared to a net gain of $459,596 in 1996 on equipment having a net book value of $278,348 and a net loss in 1995 of $88,734 on equipment having a net book value of $342,207.

      In 1997, the Partnership exchanged its interest in a vessel with an original cost and net book value of $5,091,464 and $2,307,445, respectively. In connection with this exchange, the Partnership realized proceeds of $1,568,119, which resulted in a net loss, for financial statement purposes, of $739,326. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement, as described above.

      On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele, a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

      The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

      As a result of the vessel exchange transaction and its original 66.15% beneficial ownership interest in Dove Arrow, one of the three Vessels, the Partnership received $840,676 in cash, became the beneficial owner of 407,970 shares of Semele common stock (valued at $611,955 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $898,405. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu.

      Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $81,594 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele.

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

      Depreciation and amortization expense was $2,284,020, $3,703,293 and $4,107,909 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset at the date of primary lease expiration on a straight-line basis over such term. For purposes of this policy, estimated residual values represent equipment values at the date of the primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

      Interest expense was $466,915 or 10.7% of lease revenue in 1997, $645,442 or 13.1% of lease revenue in 1996 and $417,108 or 8% of lease revenue in 1995. The overall increase in interest expense from 1995 to 1997 was due primarily to interest incurred in connection with the leveraging obtained to finance the aircraft exchange transactions, discussed above. In the future, interest expense is expected to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

      Management fees were approximately 3.8%, 3.1% and 2.9% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

      Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented 4.8%, 4.1% and 2.6% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating expenses from 1996 to 1997 is principally attributable to an increase in professional service costs and administrative charges. The increase in operating expenses from 1995 to 1996 was due principally to costs incurred in connection with the aircraft like-kind exchange transactions, discussed above. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

      The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $3,771,967, $4,586,028 and $4,543,623 in 1997, 1996 and 1995, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also continue to decline as the Partnership experiences a higher frequency of remarketing events.

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

      Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. For the year ended December 31, 1997, the Partnership realized net cash proceeds of $876,740, compared to $737,944 in 1996 and $253,473 in 1995. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. The Partnership expended $63,243 in 1996 in connection with the aircraft like-kind exchange transactions referred to above. During 1995, the Partnership expended $43,831 to upgrade certain equipment. There were no equipment acquisitions during 1997.

      As a result of the vessel exchange transaction (see Results of Operations) the Partnership became the beneficial owner of 407,970 shares of Semele common stock valued at $611,955 ($1.50 per share). This investment was reduced by a dividend of $81,594 received in November 1997 representing a return of equity to the Partnership. The Partnership also received a beneficial interest in the Semele Note of $898,405 in connection with the exchange.

      In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Partnership reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $224,385 which was reported as a separate component of partner's capital. However, the General Partner believes that the underlying tangible assets of Semele, particularly the Rancho Malibu property, can be sold or developed on a tax free basis due to Semele's net operating loss carryforwards and can provide an attractive economic return to the Partnership.

      The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In addition, during 1997 the Partnership utilized a portion of its available cash to repay certain of its debt obligations. In future years, the amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. The Partnership also has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $1,367,145 and $823,037, respectively.

      Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $818,606. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Limited Partners were allocated 95% of these distributions, or $777,676, and the General Partner was allocated 5%, or $40,930. The fourth quarter 1997 cash distribution was paid on January 13, 1998.

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

      The future liquidity of the Partnership will be influenced by the foregoing, as well as the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements. The General Partner anticipates that cash proceeds resulting from the collection of contractual rents and the outcome of residual activities will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities Accordingly, fluctuations in the level of quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Fund I-D, a Massachusetts Limited Partnership:

      We have audited the accompanying statements of financial position of American Income Fund I-D, a Massachusetts Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-D, a Massachusetts Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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

Boston, Massachusetts
March 10, 1998

                             AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                              1997                         1996
                                                      -------------------          -------------------

ASSETS

Cash and cash equivalents                             $         3,038,635          $         1,627,768

Rents receivable                                                  147,712                      580,171

Accounts receivable - affiliate                                   367,376                      146,455

Note receivable - affiliate                                       898,405                           --

Investment securities - affiliate                                 305,975                           --

Equipment at cost, net of accumulated
     depreciation of $8,800,492 and $13,935,898
     at December 31, 1997 and 1996, respectively               10,111,760                   15,009,966
                                                      -------------------          -------------------
        Total assets                                  $        14,869,863          $        17,364,360
                                                      ===================          ===================

LIABILITIES AND PARTNERS' CAPITAL

Notes payable                                         $         5,334,349          $         7,780,603
Accrued interest                                                   36,923                      100,187
Accrued liabilities                                                 9,200                       22,750
Accrued liabilities - affiliate                                    27,939                       34,144
Deferred rental income                                            106,513                      117,405
Cash distributions payable to partners                            163,722                      218,296
                                                      -------------------          -------------------

        Total liabilities                                       5,678,646                    8,273,385
                                                      -------------------          -------------------
Partners' capital (deficit):
     General Partner                                             (458,243)                    (463,256)
     Limited Partnership Interests
     (829,521.30 Units; initial purchase
     price of $25 each)                                         9,649,460                    9,554,231
                                                      -------------------          -------------------

        Total partners' capital                                 9,191,217                    9,090,975
                                                      -------------------          -------------------

        Total liabilities and partners' capital       $        14,869,863          $        17,364,360
                                                      ===================          ===================

                 The accompanying notes are an integral part of
                          these financial statements.

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------

Income:

     Lease revenue                               $        4,364,091         $        4,939,781        $        5,241,427

     Interest income                                        116,523                    108,909                    27,659

     Interest income - affiliate                             17,719                     18,511                    25,788

     Gain (loss) on sale of equipment                       512,239                    459,596                   (88,734)

     Loss on exchange of equipment                         (739,326)                        --                (1,142,996)
                                                 ------------------         ------------------        ------------------

         Total income                                     4,271,246                  5,526,797                 4,063,144
                                                 ------------------         ------------------        ------------------

Expenses:

     Depreciation and amortization                        2,284,020                  3,703,293                 4,107,909

     Interest expense                                       466,915                    645,442                   417,108

     Equipment management fees
       - affiliate                                          165,486                    154,069                   151,346

     Operating expenses - affiliate                         211,592                    203,579                   136,881
                                                 ------------------         ------------------        ------------------

         Total expenses                                   3,128,013                  4,706,383                 4,813,244
                                                 ------------------         ------------------        ------------------

Net income (loss)                                $        1,143,233         $          820,414        $         (750,100)
                                                 ==================         ==================        ==================

Net income (loss)
     per limited partnership unit                $             1.31         $             0.94        $            (0.86)
                                                 ==================         ==================        ==================

Cash distributions declared
     per limited partnership unit                $             0.94         $             1.00        $             1.25
                                                 ==================         ==================        ==================

                 The accompanying notes are an integral part of
                          these financial statements.

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1997, 1996 and 1995

                                                        General                   Limited Partners
                                                         Partner         ---------------------------------
                                                         Amount               Units             Amount              Total
                                                     --------------      -------------      --------------     --------------

Balance at December 31, 1994                         $     (368,539)        829,521.30      $   11,353,857     $   10,985,318

Net loss - 1995                                             (37,505)                --            (712,595)          (750,100)

Cash distributions declared                                 (54,574)                --          (1,036,902)        (1,091,476)
                                                     --------------      -------------      --------------     --------------

Balance at December 31, 1995                               (460,618)        829,521.30           9,604,360          9,143,742

Net income - 1996                                            41,021                 --             779,393            820,414

Cash distributions declared                                 (43,659)                --            (829,522)          (873,181)
                                                     --------------      -------------      --------------     --------------

Balance at December 31, 1996                               (463,256)        829,521.30           9,554,231          9,090,975

Net income - 1997                                            57,162                 --           1,086,071          1,143,233

Unrealized loss on investment securities                    (11,219)                --            (213,166)          (224,385)

Cash distributions declared                                 (40,930)                --            (777,676)          (818,606)
                                                     --------------      -------------      --------------     --------------

Balance at December 31, 1997                         $     (458,243)        829,521.30      $    9,649,460     $    9,191,217
                                                     ==============      =============      ==============     ==============

                 The accompanying notes are an integral part of
                          these financial statements.

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                                             1997                    1996                    1995
                                                      ----------------        ----------------         ----------------
Cash flows from (used in) operating activities:

Net income (loss)                                     $      1,143,233        $        820,414         $       (750,100)

Adjustments to reconcile net income (loss)
     to net cash from operating activities:
         Depreciation and amortization                       2,284,020               3,703,293                4,107,909
         (Gain) loss on sale of equipment                     (512,239)               (459,596)                  88,734
         Loss on exchange of equipment                         739,326                      --                1,142,996

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                      432,459                 211,998                 (122,349)
         Accounts receivable - affiliate                      (220,921)                 80,204                  (95,193)
         Note receivable - affiliate                                --                 209,910                  159,942
     Increase (decrease) in:
         Accrued interest                                      (63,264)                 42,249                  (13,361)
         Accrued liabilities                                   (13,550)                (85,635)                  26,532
         Accrued liabilities - affiliate                        (6,205)                 12,150                   21,994
         Deferred rental income                                (10,892)                 51,041                  (23,481)
                                                      ----------------        ----------------         ----------------
           Net cash from operating activities                3,771,967               4,586,028                4,543,623
                                                      ----------------        ----------------         ----------------

Cash flows from (used in) investing activities:
     Dividend received                                          81,594                      --                       --
     Purchase of equipment                                          --                 (63,243)                 (43,831)
     Proceeds from equipment sales/exchanges                   876,740                 737,944                  253,473
                                                      ----------------        ----------------         ----------------
           Net cash from investing activities                  958,334                 674,701                  209,642
                                                      ----------------        ----------------         ----------------
Cash flows used in financing activities:
     Principal payments - notes payable                     (2,446,254)             (3,112,460)              (3,543,194)
     Distributions paid                                       (873,180)               (927,754)              (1,091,476)
                                                      ----------------        ----------------         ----------------
           Net cash used in financing activities            (3,319,434)             (4,040,214)              (4,634,670)
                                                      ----------------        ----------------         ----------------

Net increase in cash and cash equivalents                    1,410,867               1,220,515                  118,595

Cash and cash equivalents at beginning of year               1,627,768                 407,253                  288,658
                                                      ----------------        ----------------         ----------------

Cash and cash equivalents at end of year              $      3,038,635        $      1,627,768         $        407,253
                                                      ================        ================         ================
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest           $        530,179        $        603,193         $        430,469
                                                      ================        ================         ================

Supplemental disclosure of non-cash investing and financing activities:
      See Note 4 to the financial statements regarding the reduction of the Partnership's carrying value of its investment securities - affiliate.

      Also, see Notes 3 and 5 to the financial statements.

                 The accompanying notes are an integral part of
                          these financial statements.

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

      American Income Fund I-D, a Massachusetts Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on May 30, 1991, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing VI Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On August 30, 1991 the Partnership issued 829,521.30 units of limited partnership interest (the "Units") to 1,234 investors. Included in the 829,521.30 units were 1,572.30 bonus units. The Partnership's General Partner, AFG Leasing VI Incorporated, is a Massachusetts corporation formed in 1990 and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and
Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

      Significant operations commenced August 30, 1991 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Limited Partners and 5% to the General Partner.

      Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 5).

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

      In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

STATEMENT OF CASH FLOWS

      The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1997, the Partnership had $2,935,518 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

      Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $6,539,899 are due as follows:


     For the year ending December 31, 1998           $ 2,165,022
                                      1999             1,550,374
                                      2000               887,486
                                      2001               845,750
                                      2002               845,750
                                Thereafter               245,517
                                                     -----------
                                     Total           $ 6,539,899
                                                     ===========

      Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 is as follows:

                                    1997            1996              1995
                                ------------    ------------      ------------
Gearbulk Shipowning Ltd         $  1,045,105    $  1,062,911      $  1,060,462
Finnair OY                      $    620,026    $         --      $         --
Southwest Airlines, Inc.        $    500,832    $    500,832      $         --
General Motors Corporation      $    496,120    $    565,022      $         --
Reno Air, Inc.                  $    444,213    $         --      $         --
United Air Lines, Inc.          $         --    $         --      $    763,478
The Helen Mining Company        $         --    $         --      $    627,226

USE OF ESTIMATES

      The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

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

INVESTMENT SECURITIES - AFFILIATE

      The Partnership's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Partner's Capital (see Note 4).

ACCRUED LIABILITIES - AFFILIATE

      Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

ALLOCATION OF PROFITS AND LOSSES

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

      For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 7 for allocation of income or loss for income tax purposes.

NET INCOME (LOSS) AND CASH DISTRIBUTIONS PER UNIT

      Net income (loss) and cash distributions per Unit are based on 829,521.30 Units outstanding during each of the three years in the period ended December 31, 1997 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

PROVISION FOR INCOME TAXES

      No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      In 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement establishes standards for reporting comprehensive income and its components and requires this disclosure be added as a new section in a financial statement. This statement is effective for fiscal years beginning after December 31, 1997. The Partnership will adopt the new disclosures required by SFAS No. 130 in 1998.

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Partnership at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                             Remaining
                            Lease Term      Equipment
      Equipment Type          (Months)       at Cost             Location
-----------------------     ----------      ---------     ----------------------


                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Aircraft                          19-60   $ 10,081,685    NV/TX/Foreign
Materials handling                 0-20      3,762,975    CA/GA/IA/IL/IN/MA/MI/MN/MO
                                                          NC/NV/NY/OH/PA/SC
Construction and mining            0-19      2,382,634    IL/MI/NC/NY/PA/WV
Trailers/intermodal containers     0-66      2,106,595    CA/KS/KY/OK
Retail store fixtures                15        316,563    FL
Furniture and fixtures                0         97,082    NY
Communications                        0         67,899    AL/CA/FL/NC/OR/WA
Tractors and heavy duty trucks        0         62,319    OR
Photocopying                        0-4         34,500    IL/MN
                                          ------------

                   Total equipment cost     18,912,252

               Accumulated depreciation     (8,800,492)
                                          ------------

          Equipment, net of accumulated
                           depreciation   $ 10,111,760
                                          ============

      In September 1995, the Partnership transferred its 39.9% ownership interest in an aircraft leased to United Air Lines, Inc. (the "United Aircraft"), pursuant to the rules for a like-kind exchange for income tax reporting purposes. In November 1995, the Partnership partially replaced the United Aircraft with a 17.39% interest in three aircraft leased to Southwest Airlines, Inc. (the "Southwest Aircraft"), at an aggregate cost of $2,546,156. To acquire the interests in the Southwest Aircraft, the Partnership obtained financing of $1,900,028 from a third-party lender and utilized $646,128 of the cash consideration received from the transfer of the United Aircraft. The remaining ownership interest of 82.61% in the Southwest Aircraft is held by affiliated equipment leasing programs sponsored by EFG.

      Additionally, in March 1996, the Partnership completed the replacement of the United Aircraft with the acquisitions of a 14.39% ownership interest in two aircraft leased to Finnair OY (the "Finnair Aircraft") and a 25.82% ownership interest in an aircraft leased to Reno Air, Inc. (the "Reno Aircraft") at a total cost to the Partnership of $4,027,969 and $3,507,561, respectively. To acquire the ownership interest in the Finnair Aircraft, the Partnership paid $1,346,709 in cash and obtained financing of $2,681,260 from a third-party lender. To acquire the ownership interest in the Reno Aircraft, the Partnership paid $599,494 in cash and obtained financing of $2,908,067 from a third-party lender. The remaining ownership interests of 85.61% and 74.18% in the Finnair Aircraft and Reno Aircraft, respectively, are held by affiliated equipment leasing programs sponsored by EFG.

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

      In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Partnership's equipment portfolio

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

included equipment having a proportionate original cost of $10,452,312, representing approximately 55% of total equipment cost.

      Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $10,082,000 and a net book value of approximately $8,454,000 at December 31, 1997 (see Note 6).

      Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

      As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for re-lease or sale with an original cost and net book value of approximately $553,000 and $4,000, respectively. The General Partner is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

NOTE 4 - INVESTMENT SECURITIES - AFFILIATE / NOTE RECEIVABLE - AFFILIATE

      On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele Group, Inc. ("Semele") (formerly Banyan Strategic Land Fund II), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

      The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

      As a result of the exchange transaction and its original 66.15% beneficial ownership interest in Dove Arrow, one of the three Vessels, the Partnership received $840,676 in cash, became the beneficial owner of 407,970 shares of Semele common stock (valued at $611,955 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $898,405. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Partnership's interest in the vessel had an original cost and net book value of $5,091,464 and $2,307,445, respectively. The proceeds realized by the Partnership of $1,568,119 resulted in a net loss, for financial statement purposes, of $739,326. In

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $782,917.

      Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $81,594 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele. In May 1997, Gary D. Engle, President and Chief Executive Officer of EFG, was elected to the Board of Directors of Semele and in October 1997, James A. Coyne, Executive Vice President of EFG was elected Semele's President and Chief Operating Officer.

      In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Partnership reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $224,385 which was reported as a separate component of partner's capital.

NOTE 5 - RELATED PARTY TRANSACTIONS

All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                      1997            1996            1995
                                  ------------    ------------    ------------
Equipment management fees         $    165,486    $    154,069    $    151,346
Administrative charges                  62,544          39,024          21,000
Reimbursable operating
   expenses due to third parties       149,048         164,555         115,881
                                  ------------    ------------    ------------
                   Total          $    377,078    $    357,648    $    288,227
                                  ============    ============    ============

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

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

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

      All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1997, the Partnership was owed $367,376 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1998.

      Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC"), both Massachusetts limited partnerships formed in 1995 owned and controlled by certain principals of EFG, own 35,049 Units or 4.23% and 1,511 Units or 0.18% of the total outstanding units of the Partnership, respectively. EFG owns a Class D interest in AALP and a 49% limited partnership interest in ONC, both of which it acquired in December 1996.

NOTE 6 - NOTES PAYABLE

      Notes payable at December 31, 1997 consisted of installment notes of $5,334,349 payable to banks and institutional lenders. The installment notes bear interest rates ranging between 8.65% and 8.89%, except for one note which bears a fluctuating interest rate based on LIBOR (5.72% at December 31, 1997) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

Partnership has balloon payment obligations at the expiration of the respective primary lease terms related to the Finnair Aircraft and the Reno Aircraft of $1,367,145 and $823,037, respectively. The carrying amount of notes payable approximates fair value at December 31, 1997.

     The annual maturities of the installment notes payable are as follows:

     For the year ending December 31, 1998       $ 1,197,681
                                      1999         2,258,008
                                      2000           345,214
                                      2001           373,331
                                      2002         1,160,115
                                                   ---------

                                     Total       $ 5,334,349
                                                 ===========

NOTE 7 - INCOME TAXES

      The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership. For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1997, the General Partner had a positive tax capital account balance.

      The following is a reconciliation between net income or loss reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                                          1997                     1996                      1995
                                                   ------------------       ------------------        ------------------
Net income (loss)                                  $        1,143,233       $          820,414        $         (750,100)
     Financial statement depreciation in
       excess of (less than) tax depreciation              (2,025,107)                 187,262                 2,216,007
     Deferred rental income                                   (10,892)                  51,041                   (23,481)
     Other                                                   (891,689)                  88,232                   185,994
                                                   ------------------       ------------------        ------------------

Net income (loss) for federal income tax
     reporting purposes                            $       (1,784,455)      $        1,146,949        $        1,628,420
                                                   ==================       ==================        ==================

      The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain (loss) on disposals.

      The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                              1997                           1996
                                                                       ------------------             ------------------
Partners' capital                                                      $        9,191,217             $        9,090,975

     Unrealized loss on investment securities                                     224,385                             --

     Add back selling commissions and organization
        and offering costs                                                      2,323,619                      2,323,619

     Financial statement distributions in excess of
        tax distributions                                                           8,186                         10,915

     Cumulative difference between federal income tax
        and financial statement income (loss)                                  (3,057,123)                      (129,435)
                                                                       ------------------             ------------------

Partners' capital for federal income tax reporting purposes            $        8,690,284             $       11,296,074
                                                                       ==================             ==================

      Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 8 - LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

      The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

      On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the partners (or beneficiaries, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. With respect to the Partnership and 10 affiliated partnerships (hereafter referred to as the "Exchange Partnerships"), the Memorandum of Understanding provides for the restructuring of their respective business operations into a single successor company whose securities would be listed and traded on a national stock exchange. The partners of the Exchange Partnerships would receive both common stock in the new company and a cash distribution in exchange for their existing partnership interests. Such a transaction would, among other things, allow for the consolidation of the Partnership's operating expenses with other similarly-organized equipment leasing programs. To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the partners (or beneficiaries) of the Nominal Defendants to enable them to vote thereon.

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership
                        Notes to the Financial Statements

                                   (Continued)

      There can be no assurance that the parties will agree upon a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the partners (or beneficiaries) of the Nominal Defendants, including the Partnership, will result in a settlement finally being effected or in the Partnership being included in any such settlement. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The General Partner and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

      On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and EFG recently filed a motion for Summary Judgment on all claims and counterclaims. The Court held a hearing on EFG's motion in December 1997 and the matter remains pending before the Court. The Partnership has not experienced any material losses as a result of this action.

                        ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------

Rents earned prior to disposal of
     equipment, net of interest charges          $        4,706,156         $        2,589,302        $        1,156,830

Sale proceeds realized upon disposition
     of equipment                                           876,740                    737,944                   253,473
                                                 ------------------         ------------------        ------------------

Total cash generated from rents
     and equipment sale proceeds                          5,582,896                  3,327,246                 1,410,303

Original acquisition cost of equipment
     disposed                                             4,942,148                  3,176,293                 1,167,922
                                                 ------------------         ------------------        ------------------

Excess of total cash generated to cost
     of equipment disposed                       $          640,748         $          150,953        $          242,381
                                                 ==================         ==================        ==================

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997

                                                                                 Sales and
                                                     Operations                Refinancings                  Total
                                                 ------------------         ------------------        ------------------

Net income (loss)                                $          630,994         $          512,239        $        1,143,233

Add:
     Depreciation                                         2,284,020                         --                 2,284,020
     Management fees                                        165,486                         --                   165,486
     Book value of disposed equipment                            --                    306,741                   306,741
     Loss on exchange                                       739,326                         --                   739,326
     Proceeds on exchange                                        --                     57,760                    57,760
Less:
     Principal reduction of notes payable                (2,446,254)                        --                (2,446,254)
                                                 ------------------         ------------------        ------------------

     Cash from operations, sales and
     refinancings                                         1,373,572                    876,740                 2,250,312

Less:
     Management fees                                       (165,486)                                            (165,486)
                                                 ------------------         ------------------        ------------------

     Distributable cash from operations,
     sales and refinancings                               1,208,086                    876,740                 2,084,826

Other sources and uses of cash:
     Cash at beginning of year                            1,627,768                         --                 1,627,768
     Net change in receivables and
     accruals                                               117,627                         --                   117,627
     Dividend received                                       81,594                         --                    81,594

Less:
     Cash distributions paid                                     --                   (873,180)                 (873,180)
                                                 ------------------         ------------------        ------------------

Cash at end of year                              $        3,035,075         $            3,560        $        3,038,635
                                                 ==================         ==================        ==================

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

      For the year ended December 31, 1997, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

      Operating expenses                     $ 215,318