Form 10-K, Exhibit 13
period 2000-12-31
AMERICAN INCOME FUND I-D
filed 2001-04-02
CIK 868680

EXHIBIT 13

                            AMERICAN INCOME FUND I-D,

                       a Massachusetts Limited Partnership




                Annual Report to the Partners, December 31, 2000

Dear Investor:

We are pleased to provide the 2000 Annual Report for American Income Fund I-D, a Massachusetts Limited Partnership, which contains important information concerning the recent operating results and current financial position of your investment program. Please refer to the index on the following page for a listing of information contained in this report.

If you have any questions about your investment program or, if you would like a copy of Form 10-K for this program, please contact our Investor Services Representatives at 1-800-247-3863.

Very truly yours,


/s/ GEOFFREY A. MACDONALD

Geoffrey A. MacDonald
Chairman and Co-Founder

                            AMERICAN INCOME FUND I-D,
                       a Massachusetts Limited Partnership

                     INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                            PAGE
                                                                            ----

SELECTED FINANCIAL DATA.................................................       2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.....................................     3-9


FINANCIAL STATEMENTS:

Report of Independent Auditors..........................................      10

Statement of Financial Position
at December 31, 2000 and 1999...........................................      11

Statement of Operations
for the years ended December 31, 2000, 1999 and 1998....................      12

Statement of Changes in Partners' Capital
for the years ended December 31, 2000, 1999 and 1998....................      13

Statement of Cash Flows
for the years ended December 31, 2000, 1999 and 1998....................      14

Notes to the Financial Statements.......................................   15-27


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed.................................      28

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings.................................      29

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 9.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership........................      30

                             SELECTED FINANCIAL DATA

        The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

        For each of the five years in the period ended December 31, 2000:

           SUMMARY OF OPERATIONS                   2000              1999              1998              1997              1996
           ---------------------               ------------      ------------      ------------      ------------      ------------
Operating and sales-type lease revenue .....   $  1,475,587      $  2,394,891      $  2,695,965      $  4,364,091      $  4,939,781

Interest Income ............................   $    222,008      $    304,091      $    264,986      $    134,242      $    127,420

Net (loss) income ..........................   $    (69,013)     $  1,118,389      $    439,380      $  1,143,233      $    820,414

Per Unit:
     Net (loss) income .....................   $      (0.08)     $       1.28      $       0.50      $       1.31      $       0.94

     Cash distributions declared ...........   $         --      $       0.75      $       0.75      $       0.94      $       1.00


             FINANCIAL POSITION
             ------------------

Total assets ...............................   $ 12,729,918      $ 13,303,076      $ 13,946,980      $ 14,869,863      $ 17,364,360

Total long-term obligations ................   $  2,492,344      $  2,864,284      $  4,192,148      $  5,334,349      $  7,780,603

Partners' capital ..........................   $  9,581,837      $  9,729,894      $  9,200,096      $  9,191,217      $  9,090,975

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR
          ENDED DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1999
                  COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     Certain statements in this annual report of American Income Fund I-D, a Massachusetts Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 10 to the accompanying financial statements, the remarketing of the Partnership's equipment and the performance of the Partnership's non-equipment assets.

OVERVIEW

     The Partnership was organized in 1991 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 10 to the accompanying financial statements. Pursuant to the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Partnership is scheduled to be dissolved by December 31, 2002. However, the General Partner does not expect that the Partnership will be dissolved until such time that the Class Action Lawsuit is settled or adjudicated.

     The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Partnership has active business operations in the financial services industry, including equipment leasing, the loan to Echelon Residential Holdings LLC ("Echelon Residential Holdings") and its ownership of securities of Semele Group, Inc. ("Semele"). The Partnership does not intend to engage in investment activities in a manner or to an extent that would require the Partnership to register as an investment company under the Act. However, it is possible that the Partnership may unintentionally engage in an activity or activities that may be construed to fall within the scope of the Act. If the Partnership were to be determined to be an investment company, its business would be adversely affected. If necessary, the Partnership intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

RESULTS OF OPERATIONS

     For the year ended December 31, 2000, the Partnership recognized operating lease revenue of $1,472,283 compared to $2,394,891 and $2,695,965 for the years ended December 31, 1999 and 1998, respectively. The decrease in operating lease revenue from 1999 to 2000 resulted primarily from the expiration of lease terms related to the Partnership's interest in three Boeing 737-2H4 aircraft and a McDonnell Douglas aircraft. See below for a detailed discussion of the variances in operating lease revenues related to the aircraft between 1999 and 2000. The decrease in operating lease revenue from 1998 to 1999 resulted from lease term expirations and equipment sales. The amount of operating lease revenue in the near term will increase due to the re-lease of the McDonnell Douglas MD-82 aircraft and one of the Boeing 737-2H4 aircraft in September 2000. Subsequently, operating lease revenue is expected to decline due to primary and renewal lease term expirations and equipment sales. See discussion below related to the Partnership's sales-type lease revenue for the year ended December 31, 2000.

     The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership ("EFG"). Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     The lease terms related to the three Boeing 737-2H4 aircraft, in which the Partnership held a proportionate interest, expired on December 31, 1999 and the aircraft were stored pending their remarketing. In July 2000, one of the Boeing 737-2H4 aircraft was sold resulting in $339,105 of proceeds to the Partnerships and a net gain, for financial statement purposes, of $57,174 for the Partnership's proportional interest in the aircraft. In September 2000, a second Boeing 737-2H4 aircraft was re-leased with a lease term expiring in September 2003. Under the terms of this re-lease agreement, the Partnership will receive rents of $469,350 over the term of the lease. The Partnership entered into a conditional sales agreement to sell its interest in the remaining Boeing 737-2H4 aircraft as described below.

     The lease term associated with a McDonnell Douglas MD-82 aircraft, in which the Partnership holds an ownership interest, expired in January 2000. The aircraft was re-leased in September 2000 to Aerovias de Mexico S.A. de C.V., with a lease term expiring in September 2004. Under the terms of this re-lease agreement, the Partnership will receive rents of $1,116,023 over the term of the lease.

     Interest income for the year ended December 31, 2000 was $222,008 compared to $304,091 and $264,986 for the years ended December 31, 1999 and 1998, respectively. Interest income is generated principally from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. Interest income included $89,841 in each of the years ended December 31, 2000, 1999, and 1998 earned on a note receivable from Semele (see
Note 6 to the accompanying financial statements). The note receivable from Semele (the "Semele Note") is scheduled to mature in April 2003. On March 8, 2000, the Partnership utilized $3,050,000 of available cash for a loan to Echelon Residential Holdings. The loan is presented in the accompanying financial statements in accordance with the guidance set forth in the Third Notice to Practitioners by the American Institute of Certified Public Accountants in February 1986 entitled "ADC Arrangements", and therefore the Partnership does not recognize interest income related to this loan. (See further discussion included in Note 4 to the financial statements herein).

     In October 2000, the Partnership and certain of its affiliates executed a conditional sales agreement with Royal Aviation Inc. for the sale of the Partnership's interest in a Boeing 737-2H4 aircraft. The title to the aircraft transfers to Royal Aviation Inc., at the expiration of the lease term. The sale of the aircraft has been recorded by the Partnership as a sales-type lease, with a lease term expiring in January 2002. For the year ended December 31, 2000, the Partnership recorded a net gain on sale of equipment, for financial statement purposes, of $121,333 for the Partnership's proportional interest in the aircraft and recognized sales-type lease revenue of $3,304.

     During the year ended December 31, 2000, the Partnership sold other equipment having a net book value of $285,491 to existing lessees and third parties. The sales resulted in a net gain, for financial reporting purposes, of $156,686.

     During the year ended December 31, 1999, the Partnership sold equipment having a net book value of $1,927 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $426,450 compared to a net gain in 1998 of $151,019 on equipment having a net book value of $69,387.

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

     Depreciation expense was $719,145, $1,119,242, and $1,322,360 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset at the date of primary lease expiration on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $267,446, $269,910, and $386,021 for the years ended December 31, 2000, 1999, and 1998, respectively. Interest expense in the near term will increase as a result of the Partnership's debt refinancing in February 2001. (See Note 12 to the financial statements.) Subsequently, interest expense will decline as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. See additional discussion below regarding the refinancing of certain of the debt in 2001.

     Management fees were $70,654, $113,344, and $124,824 for the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

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

     Operating expenses were $755,876, $504,547, and $477,313 for the years ended December 31, 2000, 1999 and 1998, respectively. The primary reason for the increase in operating expenses from 1999 to 2000 is storage, remarketing and maintenance costs associated with the Partnership's aircraft. In 2000 and 1999, the Partnership accrued approximately $143,000 and $194,000, respectively, for the reconfiguration costs and completion of a D-Check incurred to facilitate the remarketing of the McDonnell Douglas MD-82 aircraft released in September 2000. In 2000, the Partnership also accrued approximately $194,000 for a required D-check for a second McDonnell Douglas MD-82 aircraft. Operating expenses in 2000, 1999 and 1998 also included approximately $41,000, $50,000 and $316,000, respectively, related to the Class Action Lawsuit described in Note 10 to the financial statements. Other operating expenses consist principally of professional service costs, such as audit and other legal fees, as well as printing, distribution and other remarketing expenses.

     For the year ended December 31, 2000, the Partnership's share of losses in Echelon Residential Holdings was $231,506. The loss is reflected on the Statement of Operations as "Partnership's share of unconsolidated real estate venture's loss." See further discussion below.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

     The Partnership by its nature is a limited life entity. The Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $653,908 $2,093,710, and $2,375,827 in 2000, 1999 and 1998,
respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also continue to decline as the Partnership remarkets its equipment. The Partnership, however, may continue to incur significant costs to facilitate the successful remarketing of its aircraft in the future. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

     Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. For the year ended December 31, 2000, the Partnership realized net cash proceeds of $442,177 compared to $428,377 in 1999 and $220,406 in 1998. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

     At December 31, 2000, the Partnership was due aggregate future minimum lease payments of $2,922,520 from contractual operating and sales-type lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $2,492,344 (see Note 8 to the financial statements). At the expiration of the individual primary and renewal lease terms underlying the Partnership's future minimum lease payments for operating leases, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party.

     In connection with a preliminary settlement agreement for a Class Action Lawsuit described in Note 10 to the financial statements, the court permitted the Partnership to invest in any new investment, including but not limited to new equipment or other business activities, subject to certain limitations. On March 8, 2000, the Partnership loaned $3,050,000 to a newly formed real estate company, Echelon Residential Holdings to finance the acquisition of real estate assets by that company. Echelon Residential Holdings, through a wholly owned subsidiary ("Echelon Residential LLC"), used the loan proceeds, along with the loan proceeds from similar loans by ten affiliated partnerships representing $32 million in the aggregate, to acquire various real estate assets from Echelon International Corporation, an independent Florida-based real estate company. Echelon Residential Holding's interest in Echelon Residential LLC is pledged pursuant to a pledge agreement to the partnerships as collateral for the loans. The loan has a term of 30 months, maturing on September 8, 2002, and an annual interest rate of 14% for the first 24 months and 18% for the final six months. Interest accrues and compounds monthly and is payable at maturity.

     As discussed in Note 4 to the Partnership's financial statements, the loan is considered to be an investment in a real estate venture for accounting purposes. In accordance with the provisions of Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures", the Partnership reports its share of income or loss of Echelon Residential Holdings under the equity method of accounting.

     The loan made by the Partnership to Echelon Residential Holdings is, and will continue to be, subject to various risks, including the risk of default by Echelon Residential Holdings, which could require the Partnership to foreclose under the pledge agreement on its interests in Echelon Residential LLC. The ability of Echelon Residential Holdings to make loan payments and the amount the Partnership may realize after a default would be dependent upon the risks generally associated with the real estate lending business including, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, rent control laws and other governmental rules. A default by Echelon Residential Holdings could have a material adverse effect on the future cash flow and operating results of the Partnership.

      The Restated Agreement, as amended, prohibits the Partnership from making loans to the General Partner or its affiliates. Since the acquisition of the several parcels of real estate from the owner had to occur prior to the admission of certain independent third parties as equity owners, Echelon Residential Holdings and its wholly owned subsidiary, Echelon Residential LLC, were formed in anticipation of their admission. The General Partner agreed to an officer of the Manager serving as the initial equity holder of Echelon Residential Holdings and as an unpaid manager. The officer made a $185,465 equity investment in Echelon Residential Holdings. His return on his equity investment is restricted to the same rate of return as the partnerships realize on their loans. There is a risk that the court may object to the general partner's action in structuring the loan in this way and may require the partnerships to restructure or divest the loan.

     As a result of an exchange transaction in 1997, the Partnership is the beneficial owner of 40,797 shares of Semele common stock and a beneficial interest in the Semele Note of $898,405. The Semele Note bears an annual interest rate of 10% and is scheduled to mature in April 2003. The note also requires mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of its principal real estate asset consisting of an undeveloped 274-acre of land near Malibu, California.

     In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", marketable equity securities classified as available-for-sale are carried at fair value. During the year ended December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $137,687. This loss was reported as component of comprehensive income, included in the Statement of Changes in Partners' Capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock to $4.125 per share for a total realized loss of $362,072 in 1998.

      During the year ended December 31, 1999, the Partnership increase the carrying value of its investment in Semele common stock to $5.75 per share (the quoted price of the Semele stock on NASDAQ SmallCap market at December 31,
1999), resulting in an unrealized gain of $66,295. During the year ended December 31, 2000, the Partnership decreased the carrying value of its investment in Semele common stock to $3.8125 per share (the quoted price of the Semele stock on NASDAQ Small Cap market at the date the stock traded closest to December 31, 2000), resulting in an unrealized loss of $79,044. The unrealized gain in 1999 and the unrealized loss in 2000 were reported as a component of comprehensive income and loss, respectively, included in the Statement of Changes in Partners' Capital.

     The Semele Note and the Semele common stock are subject to a number of risks including, Semele's ability to make loan payments which is dependent upon the liquidity of Semele and primarily Semele's ability to sell or refinance its principal real estate asset consisting of an undeveloped 274-acre parcel of land near Malibu, California. The market value of the Partnership's investment in Semele common stock has generally declined since the Partnership's initial investment in 1997. In 1998, the General Partner determined that the decline in market value of the stock was other-than-temporary and wrote down the Partnership's investment. Subsequently, the market value of the Semele common stock has fluctuated. The market value of the stock could decline in the future. Gary D. Engle, President and Chief Executive Officer of EFG, the sole shareholder of the General Partner and is Chairman and Chief Executive Officer of Semele and James A. Coyne, Executive Vice President of EFG is Semele's President and Chief Operating Officer. Mr. Engle and Mr. Coyne are both members of the Board of Directors of, and own significant stock in, Semele.

     The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities on the accompanying Statements of Cash Flow. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In the near term, the amount of cash used to repay debt obligations will increase due to the refinancing discussed below. Subsequently the amount of cash used will decline as the principal balance of notes payable is reduced through the collection and application of rents. The Partnership has a $823,037 balloon payment obligation to be paid at the expiration of the lease term related to an aircraft leased by Reno Air, Inc. in January 2003.

     In February 2000, the Partnership and certain affiliated investment programs (collectively, the "Programs") refinanced the indebtedness, which matured in January 2000 associated with a McDonnell Douglas MD-82 aircraft released in September 2000. In addition to refinancing the existing indebtedness of $3,370,000, the Programs received additional debt proceeds of $1,350,000 required to perform a D-Check on the aircraft. The Partnership received $194,987 from such proceeds. The note had a fluctuating interest rate based on LIBOR plus a margin with interest payments due monthly. The Partnership's aggregate share of the refinanced and new indebtedness was $679,255, which matured in August 2000. The Partnership paid interest-only on the debt throughout 2000. In February 2001, the Programs refinanced the outstanding indebtedness and accrued interest related to this aircraft. In addition to refinancing the Programs' total existing indebtedness and accrued interest of $4,758,845, the Programs received additional debt proceeds of $3,400,177. The Partnership's aggregate share of the refinanced and new indebtedness was $1,174,165 including $684,485 used to repay the existing indebtedness on the refinanced aircraft. The Partnership used a portion of its share of the additional proceeds of $489,320 to repay the outstanding balance of the indebtedness and accrued interest related to the aircraft on lease to Finnair OY of

$126,782 and certain aircraft reconfiguration costs that the Partnership had accrued at December 31, 2000. The new indebtedness bears a fixed interest rate of 7.65%, principal is amortized monthly and the Partnership has a balloon payment obligation at the expiration of the lease term of $391,567 in September 2004.

     There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket equipment upon lease expiration. In addition to the need for funds in connection with the Class Action Lawsuit, liquidity is especially important as the Partnership matures and sells equipment, because the remaining equipment base consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining assets. In particular, the Partnership must contemplate the potential liquidity risks associated with its investment in commercial jet aircraft. The management and remarketing of aircraft can involve, among other things, significant costs and lengthy remarketing initiatives. Although the Partnership's lessees are required to maintain the aircraft during the period of lease contract, repair, maintenance, and/or refurbishment costs at lease expiration can be substantial. For example, an aircraft that is returned to the Partnership meeting minimum airworthiness standards, such as flight hours or engine cycles, nonetheless may require heavy maintenance in order to bring its engines, airframe and other hardware up to standards that will permit its prospective use in commercial air transportation.

     At December 31, 2000, the Partnership's equipment portfolio included ownership interests in four commercial jet aircraft, one of which is a Boeing 737 aircraft. The Boeing 737 aircraft is a Stage 2 aircraft, meaning that it is prohibited from operating in the United States unless it is retro-fitted with hush-kits to meet Stage 3 noise regulations promulgated by the Federal Aviation Administration. During 2000, this aircraft was re-leased to Air Slovakia BWJ, Ltd., through September 2003. The remaining three aircraft in the Partnership's portfolio already are Stage 3 compliant and have lease terms expiring in April 2001, January 2003, and September 2004, respectively.

     Cash distributions to the General and Limited Partners had been declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities on the accompanying Statement of Cash Flows. No cash distributions were declared for the year ended December 31, 2000, however, the 1999 fourth quarter cash distribution of $163,722 was paid in January 2000. In any given year, it is possible that Limited Partners will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Limited Partners adequate to cover any tax obligation.

     Cash distributions paid to the Limited Partners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date and the performance of the Partnership's non-equipment assets.

     The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 9 to the financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss and the treatment of unrealized gains or losses on investment securities for book and tax purposes. The principal components of the cumulative difference between financial statement income or loss and tax income or loss result from different depreciation policies for book and tax purposes and different treatment for book and tax purposes related to the real estate venture.

     For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 2000. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Restated Agreement, as amended, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 2000, the General Partner had a positive tax capital account balance.

     The Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 10 to the accompanying financial statements. The proposed settlement to that lawsuit, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. In addition, commencing with the first quarter of 2000, the General Partner suspended the payment of quarterly cash distributions pending final resolution of the Class Action Lawsuit. Accordingly, future cash distributions are not expected to be paid until the Class Action Lawsuit is settled or adjudicated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Fund I-D, a Massachusetts Limited Partnership:


We have audited the accompanying statements of financial position of American Income Fund I-D, a Massachusetts Limited Partnership, as of December 31, 2000 and 1999, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Echelon Residential Holdings LLC, (a limited liability company to which the Partnership has loaned $3,050,000), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the financial statements relates to data included for Echelon Residential Holdings LLC, it is based solely on their report.

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

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Fund I-D, a Massachusetts Limited Partnership at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

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

                                              /s/ ERNST & YOUNG LLP



Tampa, Florida
March 30, 2001

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           DECEMBER 31, 2000 AND 1999

                                                              2000               1999
                                                          ------------       ------------

ASSETS

Cash and cash equivalents ..........................      $  1,887,541       $  4,377,118
Rents receivable ...................................           170,594             82,106
Accounts receivable - other ........................            47,490                 --
Accounts receivable - affiliate ....................           111,179            112,020
Investment in real estate venture ..................         2,818,494                 --
Net investment in sales-type lease .................           318,788                 --
Note receivable - affiliate - at fair market value..           898,405            898,405
Investment securities - affiliate ..................           155,539            234,583
Equipment at cost, net of accumulated
   Depreciation of $5,321,963 and $7,819,264 at
    December 31, 2000 and 1999, respectively .......         6,321,888          7,598,844
                                                          ------------       ------------
  Total assets .....................................      $ 12,729,918       $ 13,303,076
                                                          ============       ============


LIABILITIES AND PARTNERS' CAPITAL

Notes payable ......................................      $  2,492,344       $  2,864,284
Accrued interest ...................................            12,283             19,888
Accrued liabilities ................................           573,250            438,581
Accrued liabilities - affiliate ....................            24,120             18,390
Deferred rental income .............................            46,084             68,317
Cash distributions payable to partners .............                --            163,722
                                                          ------------       ------------
  Total liabilities ................................         3,148,081          3,573,182
                                                          ------------       ------------
Partners' capital (deficit):
   General Partner .................................          (438,711)          (431,308)
   Limited Partnership Interests
      (829,521.30 Units; initial purchase price
    of $25 each) ...................................        10,020,548         10,161,202
                                                          ------------       ------------
  Total partners' capital ..........................         9,581,837          9,729,894
                                                          ------------       ------------
  Total liabilities and partners' capital ..........      $ 12,729,918       $ 13,303,076
                                                          ============       ============

    The accompanying notes are an integral part of these financial statements

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                         2000              1999             1998
                                                     -----------       -----------      -----------
Income:
     Operating lease revenue ..................      $ 1,472,283       $ 2,394,891      $ 2,695,965
     Sales-type lease revenue ................             3,304                --               --
     Interest income ..........................          132,167           214,250          175,145
     Interest income - affiliate ..............           89,841            89,841           89,841
     Gain on sale of equipment ................          278,019           426,450          151,019
                                                     -----------       -----------      -----------
         Total income .........................        1,975,614         3,125,432        3,111,970
                                                     -----------       -----------      -----------


Expenses:
     Depreciation .............................          719,145         1,119,242        1,322,360
     Interest expense .........................          267,446           269,910          386,021
     Equipment management fees -
        affiliate .............................           70,654           113,344          124,824
     Write-down of investment securities -
        affiliate .............................               --                --          362,072
     Operating expenses - affiliate ...........          755,876           504,547          477,313
     Partnership's share of unconsolidated
        real estate venture's loss ............          231,506                --               --
                                                     -----------       -----------      -----------
         Total expenses .......................        2,044,627         2,007,043        2,672,590
                                                     -----------       -----------      -----------

Net (loss) income .............................      $   (69,013)      $ 1,118,389      $   439,380
                                                     ===========       ===========      ===========


Net (loss) income
     per limited partnership unit .............      $     (0.08)      $      1.28      $      0.50
                                                     ===========       ===========      ===========
Cash distributions declared
     per limited partnership unit .............      $        --       $      0.75      $      0.75
                                                     ===========       ===========      ===========

    The accompanying notes are an integral part of these financial statements

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                              GENERAL              LIMITED PARTNERS
                                                              PARTNER         ----------------------------
                                                              AMOUNT              UNITS          AMOUNT              TOTAL
                                                           ------------       ------------    ------------       ------------
Balance at December 31, 1997 ........................      $   (458,243)         829,521.30   $  9,649,460       $  9,191,217

    Net Income - 1998 ...............................            21,970                 --         417,410            439,380
    Unrealized loss on investment
        securities - affiliate ......................            (6,884)                --        (130,803)          (137,687)
    Less: Reclassification adjustment for write-
       down of investment securities - affiliate ....            18,103                 --         343,969            362,072
                                                           ------------       ------------    ------------       ------------
Comprehensive income ................................            33,189                 --         630,576            663,765
                                                           ------------       ------------    ------------       ------------
Cash distributions declared .........................           (32,744)                --        (622,142)          (654,886)
                                                           ------------       ------------    ------------       ------------

Balance at December 31, 1998 ........................          (457,798)         829,521.30      9,657,894          9,200,096

    Net Income - 1999 ...............................            55,919                 --       1,062,470          1,118,389
    Unrealized gain on investment
        securities - affiliate ......................             3,315                 --          62,980             66,295
                                                           ------------       ------------    ------------       ------------
Comprehensive income ................................            59,234                 --       1,125,450          1,184,684
                                                           ------------       ------------    ------------       ------------
Cash distributions declared .........................           (32,744)                --        (622,142)          (654,886)
                                                           ------------       ------------    ------------       ------------

Balance at December 31, 1999 ........................          (431,308)         829,521.30     10,161,202          9,729,894

    Net loss - 2000 .................................            (3,451)                --         (65,562)           (69,013)
    Unrealized loss on investment
        securities - affiliate ......................            (3,952)                --         (75,092)           (79,044)
                                                           ------------       ------------    ------------       ------------
Comprehensive loss ..................................            (7,403)                --        (140,654)          (148,057)
                                                           ------------       ------------    ------------       ------------

Balance at December 31, 2000 ........................      $   (438,711)        829,521.30    $ 10,020,548       $  9,581,837
                                                           ============       ============    ============       ============

    The accompanying notes are an integral part of these financial statements

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                       2000              1999              1998
                                                                   -----------       -----------       -----------
Cash flows provided by (used in) operating activities:
   Net (loss) income ........................................      $   (69,013)      $ 1,118,389       $   439,380
Adjustments to reconcile net (loss) income
     to net cash provided by operating activities:
         Depreciation .......................................          719,145         1,119,242         1,322,360
         Sales-type lease revenue............................           (3,304)               --                --
         Gain on sale of equipment ..........................         (278,019)         (426,450)         (151,019)
         Write-down of investment securities - affiliate ....               --                --           362,072
         Partnership's share of unconsolidated
            real estate venture's loss ......................          231,506                --                --
Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable ...................................          (88,488)          177,321          (111,715)
         Accounts receivable - affiliate ....................              841           (48,954)          304,310
         Accounts receivable - other ........................          (47,490)               --                --
         Collections on net investment in sales-type lease ..           78,169                --                --
     Increase (decrease) in:
         Accrued interest ...................................           (7,605)          (12,376)           (4,659)
         Accrued liabilities ................................          134,669           161,081           268,300
         Accrued liabilities - affiliate ....................            5,730             1,825           (11,374)
         Deferred rental income .............................          (22,233)            3,632           (41,828)
                                                                   -----------       -----------       -----------
           Net cash provided by
              operating activities ..........................          653,908         2,093,710         2,375,827
                                                                   -----------       -----------       -----------

Cash flows (used in) provided by investing activities:
     Proceeds from equipment sales ..........................          442,177           428,377           220,406
     Investment in real estate venture ......................       (3,050,000)               --                --
                                                                   -----------       -----------       -----------
           Net cash (used in) provided by
              investing activities ..........................       (2,607,823)          428,377           220,406
                                                                   -----------       -----------       -----------

Cash flows (used in) provided by financing activities:
       Proceeds from notes payable ..........................          194,987                --                --
     Principal payments - notes payable .....................         (566,927)       (1,327,864)       (1,142,201)
     Distributions paid .....................................         (163,722)         (654,886)         (654,886)
                                                                   -----------       -----------       -----------
           Net cash used in financing activities ............         (535,662)       (1,982,750)       (1,797,087)
                                                                   -----------       -----------       -----------

Net (decrease) increase in cash and cash equivalents ........       (2,489,577)          539,337           799,146
Cash and cash equivalents at beginning of year ..............        4,377,118         3,837,781         3,038,635
                                                                   -----------       -----------       -----------
Cash and cash equivalents at end of year ....................      $ 1,887,541       $ 4,377,118       $ 3,837,781
                                                                   ===========       ===========       ===========

Supplemental disclosure of cash flow information:

     Cash paid during the year for interest .................      $   275,051       $   282,286       $   390,680
                                                                   ===========       ===========       ===========

Supplemental disclosure of non-cash investing and financing activities:
     Equipment sold on sales-type lease......................      $   393,653                --                --
                                                                   ===========       ===========       ===========

     See Note 6 to the financial statements regarding the carrying value of the Partnership's investment securities - affiliate.

    The accompanying notes are an integral part of these financial statements

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

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

     Under the terms of a Management Agreement between the Partnership and EFG, management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 6).

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

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 2000, the Partnership had $1,768,922 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

REVENUE RECOGNITION

     Effective January 1, 2000, the Partnership adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Partnership's financial statements.

     Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The majority of the leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Partnership may enter renewal or re-lease agreements which expire beyond the Partnership's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Partnership's business activities as the General Partner and EFG would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. See also Note 10 regarding the Class Action Lawsuit. Future minimum rents from operating leases of $2,583,415 are due as follows:

        For the year ending December 31, 2001..........    $ 1,046,002
                                         2002..........        958,170
                                         2003..........        389,282
                                         2004..........        189,961
                                                           -----------

                                         Total..........   $ 2,583,415
                                                           ===========

     Future minimum rents for operating leases does not include the operating leases for which the lease payments are based on the usage of the equipment leased.

     Lease payments for the sales-type lease are due monthly and the related revenue is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Future minimum lease payments for the sales-type lease of $339,105 are due in the year ending December 31, 2001.

        Revenue from major individual lessees which accounted for 10% or more of total lease revenue during the years ended December 31, 2000, 1999 and 1998 is as follows:

                                              2000          1999          1998
                                            --------      --------      --------

Reno Air, Inc. .......................      $466,002      $448,665      $454,489
Finnair OY ...........................      $336,157      $615,207      $620,019
General Motors Corporation ...........      $218,994      $362,823      $386,198
Southwest Airlines, Inc. .............      $     --      $504,986      $500,832
Trans Ocean Container Corporation ....      $     --      $     --      $279,105

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

INVESTMENT SECURITIES - AFFILIATE

     The Partnership's investment in Semele Group Inc. ("Semele") is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of partners' capital. Other-than-temporary declines in market value are recorded as write-down of investment in the Statement of Operations (see Note 6). Unrealized gains or losses on the Partnership's available-for-sale securities, are required to be included in comprehensive (loss) income.

REAL ESTATE LOAN

      The Partnership accounts for the loan to a real estate company using the guidance set forth in the Third Notice to Practitioners by the American Institute of Certified Public Accountants ("AICPA") in February 1986 entitled "ADC Arrangements" (the "Third Notice"). The Partnership has evaluated this loan and has determined that real estate accounting is appropriate. This determination affects the Partnership's balance sheet classification of the loan and the recognition of revenues derived therefrom. The Third Notice was issued to address those real estate acquisition, development and construction arrangements where a lender has virtually the same risk and potential rewards as those of owners or joint ventures. Emerging Issues Task Force ("EITF") 86-21, "Application of the

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

AICPA Notice to Practitioners regarding Acquisition, Development and Construction Arrangements to Acquisition of an Operating Property" expanded the applicability of the Third Notice to entities other than financial institutions.

      Based on the applicability of the Third Notice, EITF 86-21 and consideration of the economic substance of the transaction, the loan is considered to be an investment in a real estate venture for accounting purposes. In accordance with the provisions of Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures", the Partnership reports its share of income or loss of the real estate company under the equity method of accounting.

NET INVESTMENT IN SALES-TYPE LEASE

     For leases that qualify as sales-type leases, the Partnership recognizes profit or loss at lease inception to the extent the fair value of the property leased differs from the carrying value. For balance sheet purposes, the aggregate lease payments receivable are recorded on the balance sheet net of unearned income as net investment in sales-type lease. Unearned income is recognized as sales-type lease revenue over the lease term on the interest method.

IMPAIRMENT OF LONG-LIVED ASSETS

     The carrying value of long-lived assets, including equipment and the real estate loan, will be reviewed for impairment whenever events or changes in circumstances indicate that the recorded value cannot be recovered from undiscounted future cash flows.

ACCRUED LIABILITIES - AFFILIATE

     Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 7).

CONTINGENCIES

     It is the Partnership's policy to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Partnership has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Partnership recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

       The Partnership is a Nominal Defendant in a Class Action Lawsuit. In 1998, a settlement proposal to resolve that litigation was negotiated and remains pending (see Note 10). The Partnership's estimated exposure for costs anticipated to be incurred in pursuing the settlement proposal is approximately $407,000 consisting principally of legal fees and other professional service costs. These costs are expected to be incurred regardless of whether the proposed settlement ultimately is effected and, therefore, the Partnership expensed approximately $316,000 of these costs in 1998 following the Court's approval of the settlement plan. The cost estimate is subject to change and is monitored by the General Partner based upon the progress of the settlement proposal and other pertinent information. As a result, the Partnership expensed additional amounts of approximately $41,000 and $50,000 for such costs during 2000 and 1999, respectively.

ALLOCATION OF PROFITS AND LOSSES

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). See Note 9 for allocation of income or loss for income tax purposes.

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," effective in 1998, requires the disclosure of comprehensive income (loss) to reflect changes in partners' capital that result from transaction and economic events from nonowner sources. Accumulated other comprehensive income (loss) for the years ended December 31, 2000, 1999 and 1998 primarily represents the Partnership's unrealized gains (losses) on the investment in Semele:

                                                  2000            1999           1998
                                               ---------       ---------      ---------
Beginning balance .......................      $  66,295       $      --      $(224,385)
Adjustment primarily related to the
  Partnership's investment in Semele ....        (79,044)         66,295        224,385
                                               ---------       ---------      ---------
Ending balance ..........................      $ (12,749)      $  66,295      $      --
                                               =========       =========      =========

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NET  INCOME (LOSS) AND CASH DISTRIBUTIONS PER UNIT

     Net income (loss) and cash distributions per Unit are based on 829,521.30 Units outstanding during each of the three years in the period ended December 31, 2000 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their separate tax returns.

NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Partnership at December 31, 2000. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2000 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                               REMAINING
                                                              LEASE TERM            EQUIPMENT
                    EQUIPMENT TYPE                              (MONTHS)             AT COST            LOCATION
- ------------------------------------------------------      ---------------     -----------------   -----------------
Aircraft                                                          4-44          $       8,384,248   NV/Foreign
Trailers/intermodal containers........................           24-30                  2,028,929   CA/OK
Materials handling....................................            0-12                  1,133,592   CA/IA/IL/IN/MI/MO/NC/
                                                                                                    NV/NY/OH/PA/SC

Furniture and fixtures................................               0                     97,082   NY
                                                                                -----------------
  Total equipment cost................................                                 11,643,851
  Accumulated depreciation............................                                  5,321,963
                                                                                -----------------
  Equipment, net of accumulated depreciation..........                          $       6,321,888
                                                                                =================

     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. At December 31, 2000, the Partnership's equipment portfolio included equipment having a proportionate original cost of $10,413,185, representing approximately 89% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $7,536,000 and a net book value of approximately $5,451,000 at December 31, 2000 (see Note
8).

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

     As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 2000, all of the Partnership's equipment was subject to contracted leases or being leased on a month-to-month basis.

NOTE 4 - INVESTMENT IN REAL ESTATE VENTURE

     On March 8, 2000, the Partnership and 10 affiliated partnerships (the "Exchange Partnerships") collectively loaned $32 million to Echelon Residential Holdings LLC ("Echelon Residential Holdings"), a newly formed real estate company. Echelon Residential Holdings is owned by several investors, including James A. Coyne, Executive Vice President of EFG. In addition, certain affiliates of the General Partner made loans to Echelon Residential Holdings in their individual capacities.

     The Partnership's loan is $3,050,000. Echelon Residential Holdings, through a wholly-owned subsidiary (Echelon Residential LLC), used the loan proceeds to acquire various real estate assets from Echelon International Corporation, a Florida-based real estate company. The loan has a term of 30 months, maturing on September 8, 2002, and an annual interest rate of 14% for the first 24 months and 18% for the final six months. Interest accrues and compounds monthly and is payable at maturity. In connection with the transaction, Echelon Residential Holdings has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

     The loan is presented in accordance with the guidance for ADC Arrangements as described in Note 2, Real Estate Loans, in the Partnership's financial statements as of and for the year December 31, 2000. The loan is accounted for as an investment in real estate venture and is presented net of the Partnership's share of losses in Echelon Residential Holdings. For the year ended December 31, 2000, the Partnership's share of losses in Echelon Residential Holdings was $231,506 and is reflected on the Statement of Operations as "Partnership's share of unconsolidated real estate venture's loss."

     The summarized financial information for Echelon Residential Holdings as of December 31, 2000 and for the period March 8, 2000 (commencement of operations) through December 31, 2000 is as follows:

          Total assets.........................................   $  68,580,891
          Total liabilities....................................   $  70,183,162
          Minority interest....................................   $   2,257,367
          Total deficit .......................................   $  (3,859,638)

          Total revenues.......................................   $   5,230,212
          Total expenses, minority interest and equity
            in loss of unconsolidated joint venture............   $  11,936,238
          Net loss.............................................   $  (6,706,026)

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 5 - NET INVESTMENT IN SALES-TYPE LEASE

     The Partnership's net investment in a sales-type lease is the result of the conditional sale of the Partnership's proportionate interest in a Boeing 737 aircraft executed in October 2000. The title to the aircraft transfers to Royal Aviation Inc., at the expiration of the lease term. The sale of the aircraft has been recorded by the Partnership as a sales-type lease, with a lease term expiring in January 2002. For the year ended December 31, 2000, the Partnership recorded a net gain on sale of equipment, for financial statement purposes, of $121,333 for the Partnership's proportional interest in the aircraft and recognized sales-type lease revenue of $3,304. The net book value of equipment sold on sales-type lease totaled $393,653, which was a non-cash transaction.
The components of the net investment in the sales-type lease are as follows:

Total minimum lease payments to be received ....      $339,105
Less:  Unearned income .........................        20,227
                                                      --------
                            Total ..............      $318,788
                                                      ========

     Unearned income is being amortized to revenue over the lease term, expiring in January 2002.

NOTE 6 - INVESTMENT SECURITIES - AFFILIATE AND NOTE RECEIVABLE - AFFILIATE

      As a result of an exchange transaction in 1997, the Partnership is the beneficial owner of 40,797 shares of Semele common stock. The Partnership also received a beneficial interest in a note receivable from Semele ("the Semele Note") of $898,405 in connection with the exchange.

     In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $137,687. This loss was reported as a component of comprehensive income, included in Statement of Changes in Partners' Capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock to $4.125 per share for a total realized loss of $362,072 in 1998.

      During the year ended December 31, 1999, the Partnership increased the carrying value of its investment in Semele common stock to $5.75 per share (the quoted price of the Semele stock on NASDAQ Small Cap market at December 31,
1999), resulting in an unrealized gain of $66,295. During the year ended December 31, 2000, the Partnership decreased the carrying value of its investment in Semele common stock to $3.8125 per share (the quoted price of the Semele stock on NASDAQ Small Cap market at the date the stock traded closest to December 31, 2000), resulting in an unrealized loss of $79,044. The unrealized gain in 1999 and the unrealized loss in 2000 were reported as a component of comprehensive income and loss, respectively, included in the Statement of Changes in Participants' Capital.

     The Semele Note bears an annual interest rate of 10% and is scheduled to mature in April 2003. The note also requires mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of its principal real estate asset consisting of an undeveloped 274-acre of land near Malibu, California. The Partnership recognized interest income related to the Semele Note of $89,841 in each of the years ended December 31, 2000, 1999 and 1998.

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 7 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 2000, 1999 and 1998, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                 2000          1999          1998
                                               --------      --------      --------
Equipment management fees ...............      $ 70,654      $113,344      $124,824
Administrative charges ..................       135,849       118,693        66,480
Reimbursable operating expenses
   due to third parties .................       620,027       385,854       410,833
                                               --------      --------      --------

                               Total ....      $826,530      $617,891      $602,137
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

     All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 2000, the Partnership was owed $111,179 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 2001.

     Certain affiliates of the General Partner own Units in the Partnership as follows:

        ------------------------------------------------ ---------------------- ---------------------
                                                               NUMBER OF          PERCENT OF TOTAL
                           AFFILIATE                          UNITS OWNED        OUTSTANDING UNITS
        ------------------------------------------------ ---------------------- ---------------------
        ATLANTIC ACQUISITION LIMITED PARTNERSHIP                35,049                 4.23%
        ------------------------------------------------ ---------------------- ---------------------

        OLD NORTH CAPITAL LIMITED PARTNERSHIP                    1,511                 0.18%
        ------------------------------------------------ ---------------------- ---------------------

     Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts Limited Partnerships formed in 1995. The general partners of AALP and ONC are controlled by Gary Engle. EFG owns limited partnership interests, representing substantially all of the economic benefit, in AALP and the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and Chief Executive Officer of Semele, and President and Chief Executive Officer of EFG and sole shareholder and Director of EFG's general partner. James A. Coyne, Executive Vice President of EFG, is Semele's President and Chief

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

Operating Officer. Mr. Engle and Mr. Coyne are both members of the Board of Directors of, and own significant stock in, Semele.

NOTE 8 - NOTES PAYABLE

     Notes payable at December 31, 2000 consisted of installment notes of $2,492,344 payable to banks and institutional lenders. The installment notes bear an interest rate of either 8.225% or a fluctuating interest rate based on LIBOR (approximately 6.0% at December 31, 2000) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. The Partnership has a $823,037 balloon payment obligation to be paid at the expiration of the lease term related to an aircraft leased by Reno Air, Inc. in January 2003. The Partnership also had a balloon payment obligation due at the expiration of the lease term related to an aircraft leased to Finnair OY. This indebtedness was due to mature in 2001. In addition, the Partnership had a balloon obligation of $679,255, which matured in August 2000. The Partnership paid interest-only on this debt through 2000 and in February 2001, the Partnership and certain affiliated investment programs refinanced this indebtedness and repaid the outstanding indebtedness related to the Finnair OY aircraft. See Note 12 - Subsequent Event, regarding this refinancing.

     Management believes that the carrying amount of notes payable approximates fair value at December 31, 2000 based on its experience and understanding of the market for instruments with similar terms.

     The annual maturities of the installment notes payable at December 31, 2000, reflecting the maturity of the notes in consideration of the February 2001 refinancing discussed above, are as follows:

     For the year ending December 31, 2001.......     $   462,879
                                      2002.......         571,318
                                      2003.......         962,205
                                      2004.......         495,942
                                                      -----------

                                      Total.......    $ 2,492,344
                                                      ===========

NOTE 9 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership. For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Limited Partners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 2000, the General Partner had a positive tax capital account balance.

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

     The following is a reconciliation between net income or loss reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000, 1999 and 1998:

                                                                 2000              1999              1998
                                                             -----------       -----------       -----------
Net (loss) income .....................................      $   (69,013)      $ 1,118,389       $   439,380
     Financial statement depreciation in
          excess of (less than) tax depreciation ......          183,187          (482,989)         (824,769)
     Deferred rental income ...........................          (22,233)            3,632           (41,828)
     Partnership's share of unconsolidated
        real estate venture's loss ....................          231,506                --                --
     Interest income - real estate venture ............          372,462                --                --
     Other ............................................           85,282             9,472           404,621
                                                             -----------       -----------       -----------
Net income (loss) for federal income tax
     reporting purposes ...............................      $   781,191       $   648,504       $   (22,596)
                                                             ===========       ===========       ===========

     The principal component of "Other" consists of the difference between the tax and financial statement gain or loss on equipment disposals.

     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000 and 1999:

                                                                               2000              1999
                                                                           -----------       -----------
Partners' capital ...................................................      $ 9,581,837       $ 9,729,894

     Add back selling commissions and organization
        and offering costs ..........................................        2,323,619         2,323,619

     Unrealized loss (gain) on investment securities - affiliate ....           12,749           (66,295)

     Cumulative difference between federal income tax
        and financial statement (loss) income .......................       (3,138,780)       (3,988,984)
                                                                           -----------       -----------

Partners' capital for federal income tax reporting purposes .........      $ 8,779,425       $ 7,998,234
                                                                           ===========       ===========

     Unrealized loss (gain) on investment securities and cumulative difference between federal income tax and financial statement income (loss) represent timing differences.

NOTE 10 - LEGAL PROCEEDINGS

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

     On March 8, 2000, the Exchange Partnerships collectively made a $32 million loan as permitted by the Second Amended Stipulation approved by the Court. The Partnership's portion of the aggregate loan is $3,050,000. The loan consists of a term loan to Echelon Residential Holdings, a newly-formed real estate company that is owned by several independent investors and, in his individual capacity, James A. Coyne, Executive Vice President of EFG. In addition, certain affiliates of the General Partner made loans to Echelon Residential Holdings in their individual capacities. Echelon Residential Holdings, through a wholly owned subsidiary ("Echelon Residential LLC"), used the loan proceeds, along with the loan proceeds from similar loans by ten affiliated partnerships representing $32 million in the aggregate, to acquire various real estate assets from Echelon International Corporation, an independent Florida-based real estate company. The loan has a term of 30 months maturing on September 8, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. Echelon Residential Holdings has pledged its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral for the loan.

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

     The Second Amended Stipulation, as well as the Amended Stipulation and the original Stipulation of Settlement, prescribe certain conditions necessary to effect a final settlement, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit and the Consolidation is estimated to be approximately $407,000, of which approximately $316,000 was expensed by the Partnership in 1998 and additional amounts of approximately $41,000 and $50,000 were expensed in 2000 and 1999, respectively.

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

NOTE 11 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999:

                                                               THREE MONTHS ENDED
                                          -------------------------------------------------------------

                                           MARCH 31,        JUNE 30,     SEPTEMBER 30,     DECEMBER 31,       TOTAL
                                           ---------        --------     -------------     ------------       -----
            2000
            ----
Total operating and sales-type
lease revenue .....................       $ 355,850       $ 373,877      $  324,219        $ 421,641      $ 1,475,587
Net income (loss) .................          54,483         101,787        (216,701)          (8,582)         (69,013)
Net income (loss) per
  limited partnership unit ........            0.06            0.12           (0.25)           (0.01)           (0.08)


            1999
            ----

Total lease revenue ...............       $ 640,295       $ 668,570      $  555,141        $ 530,885      $ 2,394,891
Net income (loss) .................         290,028         596,364         287,576          (55,579)       1,118,389
Net income (loss) per
  limited partnership unit ........            0.33            0.68            0.33            (0.06)            1.28

     The Partnership's net income in the three months ended June 30, 1999 is primarily the result of the sale of equipment, resulting in a net gain for financial statement purposes of $426,450.

NOTE 12 - SUBSEQUENT EVENT

     In February 2001, the Partnership and certain affiliated investment programs (collectively "the Programs") refinanced the outstanding indebtedness and accrued interest related to an aircraft on lease to Aerovias de Mexico, S.A. de C.V. In addition to refinancing the Programs' total existing indebtedness and accrued interest of $4,758,845, the Programs received additional debt proceeds of $3,400,177. The Partnership's aggregate share of the refinanced and new indebtedness was $1,174,165 including $684,845 used to repay the existing indebtedness on the refinanced aircraft. The Partnership used a portion of its share of the additional proceeds of $489,320 to repay the outstanding balance of the indebtedness and accrued interest related to the aircraft on lease to Finnair OY of $126,782 and certain aircraft reconfiguration costs that the Partnership had accrued at December 31, 2000. The new indebtedness bears a fixed interest rate of 7.65%, principal is amortized monthly and the Partnership has a balloon payment obligation at the expiration of the lease term of $391,567 in September 2004.

                        ADDITIONAL FINANCIAL INFORMATION

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2000, 1999 and 1998.

                                                     2000            1999            1998
                                                  ----------      ----------      ----------
Rents earned prior to disposal of
     equipment, net of interest charges ....      $3,268,440      $2,730,799      $1,546,749

Sale proceeds realized upon disposition
     of equipment ..........................         442,177         428,377         220,406
                                                  ----------      ----------      ----------

Total cash generated from rents
     and equipment sale proceeds ...........       3,710,617       3,159,176       1,767,155

Original acquisition cost of equipment
     disposed ..............................       2,925,539       2,082,078       1,412,066
                                                  ----------      ----------      ----------

Excess of total cash generated to cost
     of equipment disposed .................      $  785,078      $1,077,098      $  355,089
                                                  ==========      ==========      ==========

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                        SALES AND
                                                     OPERATIONS        REFINANCINGS         TOTAL
                                                     -----------       -----------       -----------
Net (loss) income ...............................      $  (225,699)      $   156,686       $   (69,013)

Add:
     Depreciation ...............................          719,145                --           719,145
     Collections on net investment in
       sales-type lease..........................           78,169                --            78,169
     Management fees ............................           70,654                --            70,654
     Book value of disposed equipment ...........               --           285,491           285,491
     Partnership's share of unconsolidated
       real estate venture's loss ...............          231,506                --           231,506
Less:
     Non-cash gain on sales - type lease ........         (121,333)               --          (121,333)
     Sales-type lease revenue....................           (3,304)               --            (3,304)
     Principal reduction of notes payable .......         (566,927)               --          (566,927)
                                                       -----------       -----------       -----------

     Cash from operations, sales and
       Refinancing ..............................          182,211           442,177           624,388

Less:
     Management fees ............................          (70,654)               --           (70,654)
                                                       -----------       -----------       -----------

     Distributable cash from operations,
       sales and refinancing ....................          111,557           442,177           872,522

Other sources and uses of cash:
     Cash and cash equivalents at ...............        4,377,118                --         4,377,118
       beginning of year
     Net change in receivables and
       accruals .................................          (24,576)               --           (24,576)
      Proceeds from notes payable ...............          194,987                --           194,987
     Investment in real estate venture ..........       (2,771,545)         (278,455)       (3,050,000)
Less:
     Cash distributions paid ....................               --          (163,722)         (163,722)
                                                       -----------       -----------       -----------

Cash and cash equivalents at end of year ........      $ 1,887,541       $        --       $ 1,887,541
                                                       ===========       ===========       ===========

                            AMERICAN INCOME FUND I-D,
                       A MASSACHUSETTS LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                      FOR THE YEAR ENDED DECEMBER 31, 2000

     For the year ended December 31, 2000, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

     Operating expenses                      $  615,477